EXHIBIT 21.1

LIST OF SUBSIDIARIES OF REGISTRANT

Electroglas International, Inc. (Delaware)

EGsoft, Inc. (Delaware)

EGsoft Holdings Corporation (Delaware)

Electroglas GmbH (Germany)

Electroglas Private Limited (Singapore)

Electroglas Far East Holding Company (Cayman Islands)

Electroglas Far East Technical Services (Shanghai) Ltd.